Exhibit 99.1

List of the Filing Subsidiaries

▪	DrugTech Corporation
▪	FP1096, Inc.
▪	K-V Discovery Solutions, Inc.
▪	K-V Generic Pharmaceuticals, Inc.
▪	K-V Solutions USA, Inc.
▪	Ther-Rx Corporation
▪	Zeratech Technologies USA, Inc.